EXHIBIT 16.1




February 5, 2008


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated February 5, 2008 and received by us on February 5, 2008 and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.


Very truly yours,

/s/ Sherb & Co., LLP
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Sherb & Co., LLP